Exhibit 99.4

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET FOR SHARES OF

COMMON STOCK OF PPG INDUSTRIES, INC.

I/we, the undersigned, surrender to you for exchange the share(s) of PPG Industries, Inc. (“PPG”) common stock, par value

$1.66 2/3 per share (“PPG common stock”) identified below. I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of the share(s) of PPG common stock represented by the enclosed certificate(s) or book-entry or direct purchase plan shares identified above and have full authority to surrender these certificate(s) or book-entry or direct purchase plan shares, give the instructions in the Letter of Transmittal and warrant that the share(s) represented by these certificate(s) or book-entry or direct purchase plan shares are free and clear of all liens, restrictions, adverse claims and encumbrances. I/we acknowledge that, following the consummation of the exchange offer, Grizzly Acquisition Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Georgia Gulf Corporation (“Georgia Gulf”), will be merged with and into Splitco, whereby the separate corporate entity of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Georgia Gulf (the “Merger”), and each share of Eagle Spinco Inc. (“Splitco”) common stock, par value $0.001 per share (“Splitco common stock”) (except shares of Splitco common stock held by Splitco as treasury stock), will be converted into the right to receive the number of shares of common stock, par value $0.01 per share of Georgia Gulf (“Georgia Gulf common stock”) equal to the greater of (a) 35,200,000 shares of Georgia Gulf common stock or (b) the product of (1) the number of shares of Georgia Gulf common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (2) 1.02020202, divided by the number of shares of Splitco common stock issued and outstanding immediately prior to the effective time of the Merger (subject to adjustment in certain circumstances). In addition, Splitco will authorize the issuance of a number of shares of Splitco common stock such that the total number of shares of Splitco common stock outstanding immediately prior to the Merger will be that number that results in the exchange ratio in the Merger equaling one. As a result, each share of Splitco common stock (except shares of Splitco common stock held by Splitco as treasury stock) will be converted into one share of Georgia Gulf common stock in the Merger. As a result, each share of Splitco common stock (except shares of Splitco common stock held by Splitco as treasury stock) will be converted into one share of Georgia Gulf common stock in the Merger. I/we further acknowledge that I/we will not receive shares of Splitco common stock, but will only receive shares of Georgia Gulf common stock after the conversion. Shares of Georgia Gulf common stock will be distributed to tendering shareholders by Computershare Trust Company, N.A. (the “transfer agent”).

As specified in the Prospectus dated [—] (the “Prospectus”), fractional shares of Georgia Gulf common stock will not be delivered to tendering shareholders. In lieu of any fractional shares, the holders of Splitco common stock will receive a cash amount, without interest, as determined by the formula set forth in the section of the Prospectus entitled “This Exchange Offer—Terms of this Exchange Offer.” Fractional shares of Georgia Gulf common stock allocable to any holders of Splitco common stock will be aggregated. The undersigned instructs PPG, the exchange offer agent and transfer agent to issue a check for fractional shares and to mail by first-class mail, postage prepaid, to the address indicated in the records maintained by or on behalf of PPG unless otherwise indicated in “Special Delivery Instructions.”

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY BEFORE

COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal and this Exchange and Transmittal Information Booklet, which, together with any amendments or supplements thereto or hereto, constitute the offer by PPG to exchange all shares of Splitco common stock, which are owned by PPG, for PPG common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth herein and in the Prospectus. Immediately following consummation of the exchange offer, Merger Sub will be merged with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Georgia Gulf, and each share of Splitco common stock (except shares of Splitco common stock held by Splitco as treasury stock) will be converted into the right to receive a number of shares of common stock, par value $0.01 per share of Georgia Gulf common stock equal to the greater of (a) 35,200,000 shares of Georgia Gulf common stock or (b) the product of (1) the number of shares of Georgia Gulf common stock issued and outstanding immediately prior to the effective time of the Merger multiplied by (2) 1.02020202, divided by the number of shares of Splitco common stock issued and outstanding immediately prior to the effective time of the Merger (subject to adjustment in certain circumstances). In addition, Splitco will authorize the issuance of a number of shares of Splitco common stock such that the total number of shares of Splitco common stock outstanding immediately prior to the Merger will be that number that results in the exchange ratio in the Merger equaling one and, as a result, each share of Splitco common stock (except shares of Splitco common stock held by Splitco as treasury stock) will be converted into one share of Georgia Gulf common stock in the Merger. As a result, each share of Splitco common stock (except shares of Splitco common stock held by Splitco as treasury stock) will be converted into one share of Georgia Gulf common stock in the Merger. Accordingly, shares of Splitco common stock will not be transferred to participants in the exchange offer; such participants will instead receive shares of Georgia Gulf common stock in the Merger. As a result, you will not be able to trade shares of Splitco common stock before they convert into Georgia Gulf common stock in the Merger. There can be no assurance that Georgia Gulf common stock when issued in connection with the Merger will trade at the same prices as Georgia Gulf common stock trades prior to the Merger.

Although PPG has mailed the prospectus, dated [—] (the “Prospectus”) to the extent required by U.S. law, including to shareholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of PPG common stock, shares of Georgia Gulf common stock or shares of Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of PPG, Georgia Gulf or Splitco has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of PPG common stock, Georgia Gulf common stock or Splitco common stock outside the United States. Therefore, the ability of any non-U.S. person to tender shares of PPG common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for PPG, Georgia Gulf or Splitco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of PPG common stock, Georgia Gulf common stock or Splitco common stock that may apply in their home countries. None of PPG, Georgia Gulf, Splitco or the information agent can provide any assurance about whether such limitations may exist.

The exchange offer and withdrawal rights will expire at 8:00 a.m., New York City time, on [—], unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on [—] or any later date to which this exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of this exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “THIS EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF PPG COMMON STOCK.

Exchange of Shares of PPG Common Stock—General Information

Appointment of the PPG Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint PPG’s designees (including Computershare Trust Company, N.A. (the “exchange offer agent”)) as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of PPG common stock tendered and accepted for exchange by PPG and with respect to any and all other shares of PPG common stock and other securities issued or issuable in respect of the shares of PPG common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that PPG deposits the shares of Splitco common stock for the shares of PPG common stock that you have tendered with the exchange offer agent for shares of Splitco common stock. All such proxies shall be considered coupled with an interest in the tendered shares of PPG common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). PPG’s designees will, with respect to the shares of PPG common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. PPG reserves the right to require that, in order for shares of PPG common stock to be deemed validly tendered, immediately upon PPG’s acceptance for exchange of those shares of PPG common stock, PPG must be able to exercise full voting rights with respect to such shares.

Shares of PPG Common Stock Deemed Accepted for Exchange Upon Notice by PPG to the Exchange Offer Agent

For purposes of the exchange offer, PPG will be deemed to have accepted for exchange, and thereby exchanged, shares of PPG common stock validly tendered and not properly withdrawn if and when PPG notifies the exchange offer agent of its acceptance of the tenders of those shares of PPG common stock pursuant to the exchange offer.

On or prior to the time of consummation of the exchange offer, PPG will irrevocably deliver to the exchange offer agent a global certificate representing all the shares of Splitco common stock being exchanged in this exchange offer with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of shares of PPG common stock validly tendered and not withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, PPG shareholders whose shares of PPG common stock remain outstanding after the consummation of the exchange offer as described in the Prospectus under “This Exchange Offer—Distribution of Any Shares of Splitco Common Stock Remaining After This Exchange Offer.” Georgia Gulf will deposit with the transfer agent for the benefit of persons who received shares of Splitco common stock in this exchange offer certificates or book-entry authorizations representing Georgia Gulf common stock, with irrevocable instructions to hold the shares of Georgia Gulf common stock in trust for the holders of Splitco common stock.

Upon surrender of the documents required by the transfer agent, duly executed, each former holder of Splitco common stock will receive from the transfer agent in exchange therefore, shares of Georgia Gulf common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Accordingly, shares of Splitco common stock will not be transferred to participants in the exchange offer; as a participant, you will instead receive shares of Georgia Gulf common stock in the Merger (or cash in lieu of fractional shares).

PPG Will Determine the Validity of Any Tender

PPG will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of PPG common stock, in PPG’s sole discretion, and its determination shall be final and binding. PPG reserves the absolute right to reject any and all tenders of shares of PPG common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. PPG also reserves the absolute right to waive any of the conditions of the exchange offer (other than the mandatory conditions described in the Prospectus), or any defect or irregularity in the tender of any shares of PPG common stock. No tender of shares of PPG common stock is valid until all defects and irregularities in the tender of shares of PPG common stock have been cured or waived. None of PPG, the exchange offer agent, the transfer agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of PPG common stock or will incur any liability for failure to give any such notification. PPG’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions herein) will be final and binding.

Return of Shares of PPG Common Stock if Tender Not Accepted

If PPG does not accept for exchange any tendered shares of PPG common stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange offer agent (1) in the case of shares of PPG common stock held in certificated form, will return certificates representing such shares without expense to the tendering shareholder and (2) in the case of such shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” such shares will be credited to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Effect of Tenders

A tender of shares of PPG common stock pursuant to any of the procedures described below and in the Prospectus will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to PPG that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of PPG common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, PPG will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and such shares are not subject to any adverse claims; and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

Any PPG shareholder who validly tenders (and does not properly withdraw) shares of PPG common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to PPG shareholders in the event the exchange offer is not fully subscribed.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of PPG common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of PPG common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of PPG common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of the Prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of a guarantee on behalf of another person.

Potential Limitation on Number of Shares of PPG Common Stock Received

If, upon the expiration of this exchange offer, PPG shareholders have validly tendered and not properly withdrawn more shares of PPG common stock than PPG is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by PPG), PPG will accept for exchange the shares of PPG common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of PPG common stock to be accepted bears to the total number of shares of PPG common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of PPG common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by PPG, except for tenders of odd–lots, as described below.

Beneficial holders (other than plan participants in the PPG Industries, Inc. Employee Savings Plan or PPG Industries, Inc. Defined Contribution Retirement Plan) of less than 100 shares of PPG common stock (referred to as an “odd-lot”) who validly tender all of their shares will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of more than 100 shares of PPG common stock are not eligible for this preference.

Binding Agreement

The tender of shares of PPG common stock pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Booklet and the Prospectus will constitute a binding agreement between PPG and you upon the terms of and subject to the conditions to the exchange offer.

Procedures for Tendering

PPG will accept for exchange shares of PPG common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange offer agent of (1)(a) certificates representing all physically tendered shares of PPG common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of PPG common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth below and in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (2) a Letter of Transmittal for shares of PPG common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (3) any other required documents.

The method of delivery of certificates representing shares of PPG common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange offer agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of Splitco common stock will not be issued to tendering holders of PPG common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering holders of PPG common stock, the exchange offer agent will cause shares of Splitco common stock to be credited to records maintained by the exchange offer agent for the benefit of the respective holders. Pursuant to the transactions described in the Prospectus, immediately following the consummation of the exchange offer, all of the shares of Splitco common stock will in the Merger be converted into the right to receive Georgia Gulf common stock and/or cash in lieu of fractional shares.

Shares of PPG Common Stock Held in Certificated Form and/or Book-Entry

If you hold certificates representing shares of PPG common stock, or if your shares of PPG common stock are held in book-entry via DRS, to validly tender such shares pursuant to the exchange offer, you must, prior to the expiration of the exchange offer, deliver to the exchange offer agent the Letter of Transmittal, properly completed and duly executed, along with any required signature guarantees and any other required documents, and the certificates representing the shares of PPG common stock tendered. The exchange offer agent’s addresses are listed on the last page of this Exchange and Transmittal Information Booklet.

Shares of PPG Common Stock Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of PPG common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use the Letter of Transmittal to direct the tender of your shares of PPG common stock. If that institution holds shares of PPG common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares of PPG common stock into the exchange offer agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange offer agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of PPG common stock. A tender by book-entry transfer will be completed upon receipt by the exchange offer agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange offer agent forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of PPG common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including these instructions) and that PPG may enforce that agreement against the participant.

The exchange offer agent will establish accounts with respect to the tendered shares of PPG common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of the shares of PPG common stock by causing The Depository Trust Company to transfer such shares into the exchange offer agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange offer agent.

Shares Held in the PPG Employee Savings Plan or PPG Defined Contribution Retirement Plan

If shares of PPG common stock are held in your account under the PPG Employee Savings Plan or PPG Defined Contribution Retirement Plan, you can elect to either keep your shares of PPG common stock or exchange some or all of your shares of PPG common stock for shares of Georgia Gulf common stock. The deadline for making this election is three business days prior to the last day of the exchange offer period. You will receive instructions from the plan trustee via letter or email informing you how to make an election. If you do not make an active election at least three business days prior to the last day of the exchange offer period, none of the shares of PPG common stock in your account will be exchanged for shares of Georgia Gulf common stock and your holdings of shares of PPG common stock in your PPG Employee Savings Plan and PPG Defined Contribution Retirement Plan will remain unchanged. If the limit on the number of shares that can be received for each share of PPG common stock is in effect at the expiration of the originally contemplated exchange offer period, participants in the PPG Employee Savings Plan and/or PPG Defined Contribution Retirement Plan will not be able to tender their shares during the extension period and will only be able to withdraw their shares until 5:00 p.m., New York City time, on the first trading day of the two business day extension period. If you elect to exchange some or all of your shares of PPG common stock for shares of Georgia Gulf common stock, you will be required to liquidate the shares of Georgia Gulf common stock that you received in your plan account no later than the 180th day after the closing of the Merger and reallocate the sale proceeds to one or more of the other investment options with the plan. If you do not liquidate your shares of Georgia Gulf common stock prior to the liquidation deadline, your shares of Georgia Gulf common stock will be liquidated by the plan trustee on the liquidation deadline date with the proceeds invested as set forth in the instructions from the plan trustee. If the offer to exchange shares of PPG common stock for Georgia Gulf common stock is oversubscribed, the number of shares of PPG common stock that you elect to exchange will be subject to reduction. If you hold less than 100 shares of PPG common stock, wish to tender all of your shares of PPG common stock and the exchange offer is oversubscribed, your shares will be subject to proration. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of this Exchange Offer—Proration; Odd-Lots.” Please contact the phone number in the letter or email you receive from the plan trustee to speak with a customer service associate if you have not yet received instructions from the plan trustee.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of PPG common stock are tendered either (1) by a registered shareholder who has not completed the section entitled “Special Transfer Instructions” on the Letter of Transmittal or (2) for the account of an eligible institution.

If the certificates representing shares of PPG common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Withdrawal Rights

Shares of PPG common stock validly tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless PPG has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once PPG accepts the tendered shares of PPG common stock pursuant to the exchange offer, your tender is irrevocable.

For your withdrawal of shares of PPG common stock to be effective, the exchange offer agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of the Prospectus, and your notice must include your name and the number of shares of PPG common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange offer agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of PPG common stock withdrawn must also be furnished to the exchange offer agent, as stated above, prior to the physical release of the certificates. If shares of PPG common stock have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company and the exchange offer agent.

PPG will decide all questions as to the form (which form shall be substantially in the form made available by PPG) and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. None of PPG, the exchange offer agent, the transfer agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of PPG common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of PPG common stock by following one of the procedures discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the exchange offer.

Except as otherwise provided above, any tender made under the exchange offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender shares of PPG common stock pursuant to the exchange offer but (1) your certificates are not immediately available; (2) you cannot deliver the shares or other required documents to the exchange offer agent on or before the expiration of the exchange offer; or (3) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of PPG common stock, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•

on or before the expiration of the exchange offer, the exchange offer agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by PPG, in the manner provided below; and

•	within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery, the exchange offer agent must receive (1)(a)

certificates representing all physically tendered shares of PPG common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of PPG common stock in the exchange offer agent’s account at The Depository Trust Company, (2) a Letter of Transmittal for shares of PPG common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message, and (3) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on The Depository Trust Company security position listing as the owner of shares of PPG common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange offer agent. If you hold shares of PPG common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Lost, Stolen, Destroyed or Mutilated Certificates

If your certificate(s) representing shares of PPG common stock have been lost, stolen, destroyed or mutilated and you wish to tender your shares, you should promptly call PPG Shareholder Services at (800) 648-8160 regarding the requirements for replacement of the certificate. You will also need to post a surety bond for your lost shares of PPG common stock. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, destroyed or mutilated certificates have been followed. You are urged to contact PPG Shareholder Services immediately to ensure timely processing of the documentation.

The information agent for the exchange offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (888) 624-2255

Email: PPGIndustries@georgeson.com

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF PPG INDUSTRIES, INC. OR SUCH SHAREHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE EXCHANGE OFFER AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The exchange offer agent and transfer agent for the exchange offer is:

By Mail:	By Overnight Courier:

Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	Suite V
Providence, RI 02940-3011	250 Royall Street
Canton, MA 02021